SECURITES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 2 on

FORM 8-A / A-2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

John Hancock Financial Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-3483032
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

John Hancock Place Boston, Massachusetts	02117
(Address or Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐

Securities Act registration statement file number to which this form relates:	333-87271
(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class To be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Common Stock, $0.01 par value	New York Stock Exchange, Inc.

Series A Junior Participating Preferred Stock purchase rights	New York Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered

The response to Item 1 of the Registration Statement (the “Registration Statement”) on Form 8-A of John Hancock Financial Services, Inc. (the “Company”), dated January 7, 2000, as amended by Amendment No. 1 (“Amendment No. 1”) on Form 8-A/A-1 of the Company, dated June 21, 2002, is hereby further amended to add the following paragraphs at the end thereof:

In connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 28, 2003, by and among Manulife Financial Corporation, a Canadian corporation (“Manulife”), the Company and Jupiter Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Manulife, the Company and EquiServe Trust Company, N.A. (the “Rights Agent”) entered into the First Amendment to the Amended and Restated Rights Agreement (the “Amendment”), dated September 28, 2003, amending the Rights Agreement, as amended and restated as of June 21, 2002, between the Company and the Rights Agent. The Amendment renders the Amended and Restated Rights Agreement inapplicable to the execution and delivery of and the transactions contemplated in the Merger Agreement.

A copy of the Amendment is attached hereto as Exhibit 9 and is incorporated herein by reference. The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment.

Item 2.	Exhibits.

The response to Item 2 of the Registration Statement, as amended by Amendment No. 1, is hereby further amended to add the following language at the end thereof:

9.	First Amendment to the Amended and Restated Rights Agreement, dated as of September 28, 2003, between John Hancock Financial Services, Inc., a Delaware corporation, and EquiServe Trust Company, N.A., a national banking association.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

JOHN HANCOCK FINANCIAL SERVICES, INC.

Date: October 30, 2003	By:	/S/ THOMAS E. MOLONEY

		Name:	Thomas E. Moloney
		Title:	Senior Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

9.	First Amendment to the Amended and Restated Rights Agreement, dated as of September 28, 2003, between John Hancock Financial Services, Inc., a Delaware corporation, and EquiServe Trust Company, N.A., a national banking association.